EXHIBIT 10.17

PERFORMANCE SHARE UNIT AGREEMENT

THIS PERFORMANCE SHARE UNIT AGREEMENT (this “Agreement”), dated as of _________ __, 20__, is between HSN, Inc., a Delaware corporation (the “Company”), and the Participant set forth in the Award Summary (the “Grantee”).

1.    Award and Vesting of Target PSUs

(a)Subject to the terms, definitions and provisions of this Agreement and the Company’s Second Amended and Restated 2008 Stock and Annual Incentive Plan, as amended (the “Plan”), the Company hereby grants to the Grantee the number of Performance Share Units (“PSUs”) set forth in the Award Summary as the Target PSUs (the Target PSUs and the dividend equivalent PSUs, constitute the “Award”). Your Award Summary on the Morgan Stanley Stock Plan Connect System or any successor equity administration website or system (the “Award Summary”) sets forth the number of PSUs granted to you by the Company and the Award Date referred to as the Grant Date in the Award Summary (among other information), and is hereby incorporated by reference to, and shall be read as part and parcel of, this Agreement. Any defined terms not defined in this Agreement or the Award Summary shall have the meanings ascribed to it in the Plan, and to the extent there is any inconsistency between definitions in the Plan or this Agreement, then the definition in this Agreement shall apply.

(b)The payout of the Award will be based on the Company’s Total Shareholder Return (“TSR”) performance over the three (3)-year period beginning January 1, 20__ and ending December 31, 20__ (the “Performance Period”) relative to the TSR performance of the Comparator Companies (as defined below). At Target performance one PSU shall convert to one share of the Company’s Common Stock. Target performance is achieved if the Company’s TSR relative to the TSR of the companies comprising the Comparator Companies over the course of the Performance Period is at the fifty-fifth (55th) percentile relative to the comparator group. For each one percentile below the Target performance level, the payout is reduced by 3.33%, subject to the minimum requirement in Section 1(e), and for each one percentile above target performance level, the payout is increased by 5.0%, subject to a maximum payout of 200% (the “Payout Percentage”). Solely for purposes of illustration, if the Company’s TSR ranking is at the sixtieth (60th) percentile (i.e., 60% of the Comparator Companies achieved TSR rankings at or below the Company’s TSR ranking), the PSU would payout at 125.0% of Target performance or 1.25 shares of the Company’s Common Stock for each PSU. Any fractional share resulting from the application of the Payout Percentage to the PSUs shall be rounded to the nearest whole number of shares of Common Stock of the Company.

(c)For purposes of this Agreement, TSR means the change in fair market value over the Performance Period, expressed as a percentage, of an initial investment in specified common stock, including the effect of any dividends actually paid as if the dividends were invested in the stock of the Company or the Comparator Companies, as the case may be, and proportionately adjusted for stock splits, reorganizations or similar transactions occurring during the Performance Period, as provided herein or as determined utilizing such methodology as the Committee, or its delegate, shall have approved. Notwithstanding the foregoing, the Committee, or its delegate, shall have the discretion to make appropriate and equitable adjustments of the TSR of any company (including the Company) whose shares trade ex-dividend during the calculation period for TSR or the determination of the Grant Date Fair Market Value; provided, however, that no such adjustment shall be permitted if it would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code, if applicable to the Grantee. The TSR shall be based on the trailing thirty (30)-trading day average closing stock prices of the Company and the Comparator Companies measured as of (and including the thirtieth (30th) day) the first and last trading days of the Performance Period.

(d)For purposes of this Agreement, the Comparator Companies shall be those companies listed on the S&P Retail Select Industry Index (the “Index”) as of the first day of the Performance Period; provided, however, that the Comparator Companies shall be changed as follows:

i.
In the event that a company becomes a member of the Index following the first day of the Performance Period, such company shall not be taken into account for purposes of this Agreement. However, in the event that, at any time during the Performance Period, a company is no longer included in the Index, such company shall still be included as a Comparator Company.

ii.	In the event of a merger, acquisition or business combination transaction of a Comparator Company with or by another Comparator Company, the surviving entity shall remain a Comparator Company,

without adjustment to its financial or market structure provided that the surviving company is still in the Index.

iii.
In the event of a merger of a Comparator Company with or by an entity that is not a Comparator Company, or the acquisition or business combination transaction by a Comparator Company of or with an entity that is not a Comparator Company, in each case, where the Comparator Company is the surviving entity, the surviving entity shall remain a Comparator Company, without adjustment to its financial or market structure, provided that the Comparator Company is still in the Index;

iv.
In the event of a merger or acquisition or business combination transaction of a Comparator Company with or by an entity that is not a Comparator Company or other form of “going private” transaction relating to any Comparator Company, where such Comparator Company is not the surviving entity or is otherwise no longer publicly traded, the company will no longer be included as a Comparator Company.

v.	In the event of a bankruptcy of a Comparator Company, such company shall remain a Comparator Company, without adjustment to its financial or market condition.

(e)Subject to the terms and conditions of this Agreement and the provisions of the Plan, the Award shall be eligible to vest and no longer be subject to any restriction after the Vesting Date. No vesting shall be deemed to occur unless and until the Compensation and Human and Resources Committee of the Company’s Board of Directors (the “Compensation Committee”) certifies which (if any) TSR performance targets have been achieved. The Compensation Committee shall make such certification no later than seventy-five (75) days after the completion of the Performance Period. The date on which the Compensation Committee certifies whether a performance target has been achieved that results in the vesting of some or all of the PSUs is referred to in this Agreement as the “Vesting Date;” provided, however, that all of the PSUs will be forfeited if the Company’s total shareholder return (“TSR”) relative to the TSR of the companies comprising the “Index” is below the twenty-fifth (25th) percentile calculated as of the end of the Performance Period. The actual number of Target PSUs that vest on the Vesting Date is determined under Section 2.

(f)Except as set forth in the next sentence, in the event of termination of the Grantee’s service with the Company prior to the Vesting Date for any reason, all unvested PSUs shall be forfeited by the Grantee and canceled in their entirety effective immediately upon Grantee’s termination.  If the Grantee dies or becomes Disabled after the end of the Performance Period but prior to the Vesting Date, the Award shall be settled and paid to the Grantee’s estate as if the Grantee was employed on the Vesting Date.

(g)Nothing in this Agreement shall confer upon the Grantee any right to continue in the employ or service of the Company or any of its affiliates or interfere in any way with the right of the Company or any such Affiliates to terminate the Grantee’s service at any time, with or without cause.

2.	Settlement of PSUs

     Subject to Section 1(f) above and Section 14(d) of the Plan (pertaining to the withholding of taxes), for each PSU that vests and is settled pursuant to this Section 2, the Company shall (i) if the Grantee is employed within the United States, issue (either in book-entry form or otherwise) such number of shares as is determined in accordance with Section 1(b) or (ii) if the Grantee is employed outside the United States, pay, or cause to be paid, to the Grantee an amount of cash equal to the Fair Market Value of the number of shares that would have been delivered if the Grantee was employed in the United States. Notwithstanding the foregoing, the Company shall be entitled to hold the shares or cash issuable upon settlement of PSUs that have vested until the Company or the agent selected by the Company to manage the Plan under which the PSUs have been issued (the “Agent”) shall have received from the Grantee a duly executed Form W-9 or W-8, as applicable.

3.	Non-Transferability of PSUs

Prior to the Vesting Date, PSUs shall not be transferable by the Grantee by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.

4.    Rights as a Stockholder

Except as otherwise specifically provided in this Agreement, the Grantee shall not be entitled to any rights of a stockholder with respect to the PSUs.

(a)PSUs will earn dividend equivalents in the form of additional PSUs. Specifically, as of each dividend payment date for the Company’s Common Stock, the number of PSUs will be increased with additional PSUs (“dividend equivalent PSUs”) equal in number to the number of shares of the Company’s Common Stock that could be bought with the cash dividends that would be paid based upon the number of PSU and previously granted dividend equivalent PSUs as of each record date for the Company’s Common Stock assuming each PSU were one share of the Company Common Stock. The number of PSUs that results from the calculation will be calculated to four (4) decimal places.

(b)The number of shares of the Company’s Common Stock that could be bought with the cash dividends will be calculated based on the Fair Market Value of the Company’s Common Stock on the applicable dividend payment date.

(c)Dividend equivalent PSUs will vest at the same time and in the same manner as the PSUs with which they are associated. Dividend equivalent PSUs will be paid out in accordance with the payout level percentage determined under Section 1(b) in the same manner and pursuant to the same terms as the PSUs with which they are associated. Accumulated dividend equivalent PSUs will be multiplied by the same payout percentage level as is used for the Target PSUs.

1.	Effect of Corporate Capitalization or Change in Control

(a)Except as set forth in Section 5(b), in the event of any change in corporate capitalization (including, but not limited to, a change in the number of shares of Common Stock outstanding), such as a stock split or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company (including any extraordinary cash or stock dividend), any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, the number of PSUs and the shares underlying such PSUs shall be equitably adjusted by the Committee (including, in its discretion, providing for other property to be held as restricted property) as it may deem appropriate in its sole discretion. The determination of the Committee regarding any such adjustment will be final and conclusive.

(b)In the event of any change which results in the Company becoming part of an affiliated group of entities the ultimate parent of which (the “Surviving Parent’) is not the Company or a successor entity of the Company but is a company that (i) has common stock listed and traded on a national securities exchange, (ii) is listed in the Index and (iii) takes all appropriate action to provide for the issuance of performance stock units relating to its publicly listed and traded common stock (“Continuing PSUs”) by converting the PSUs into a number of Continuing PSUs having a value equal to the value of the Award as of the date of the change based on the closing market price of the relevant reference shares as of the date of the change, the PSUs shall be so converted into Continuing PSUs as of the date of such change. If Continuing PSUs are granted in accordance with the foregoing, reference in this Agreement to PSUs will be deemed to include the Continuing PSUs, references to Company will be deemed to include the Surviving Parent and other relevant references will be deemed to be amended to give fair and full effect to this Agreement.

(c)In the event of any change which results in the Company becoming part of an affiliated group of entities the ultimate parent of which either (i) does not have common stock listed or traded on a national securities exchange, (ii) is not listed in the Index or (iii) fails to take appropriate action to provide for the issuance of Continuing PSUs, this Award shall be converted into the right to receive an amount of cash (the “Cash Right”) equal to the number of PSUs multiplied by the closing stock price on the last trading date of the Company’s stock preceding the change on a national securities exchange times the number of shares payable for each PSU determined using such date as the last day of the performance period in accordance with Section 1(b).

(d)With respect to the awards evidenced by this Agreement, subject to paragraph (e) of Section 10 of the Plan, notwithstanding any provision of the Plan to the contrary, upon Grantee’s Termination of Employment, during the one-year period following a Change in Control, by the Company (for other than Cause or Disability) or by the Grantee for Good Reason:

(i)    If this Award is denominated in PSUs or Continuing PSUs as of the Termination of Employment, the Award will be deemed earned at a level equivalent to the Payout Percentage determined based on the applicable TSR ranking determined assuming that the end of the Performance Period is (A) the date of the Termination of Employment or (B) the date of the Change in Control, whichever produces the greater Payout Percentage;

(ii)    any PSUs, Continuing PSUs or Cash Right, as applicable, shall be fully vested and become immediately payable; and

(iii)    all PSUs, Continuing PSUs or the Cash Right, as applicable, shall be considered to be earned and payable in full and any restrictions shall lapse and shall be settled as promptly as is practicable in the relevant shares or cash, as applicable.

(e)Notwithstanding the foregoing, in no event shall a Change in Control for purposes of any distribution be deemed to occur unless the event satisfies the requirements of Treasury Regulation Section 1.409A3-(i)(5),to the extent (but only to the extent) that such distribution would otherwise violate Section 409A of the Code.

2.	Payment of Transfer Taxes, Fees and Other Expenses

The Company agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of shares received by Grantee in connection with the PSUs, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.

7.	Other Restrictions

(a)    The PSUs shall be subject to the requirement that, if at any time the Committee shall determine that any of the following are required (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body, then in any such event, the award of PSUs shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

(b)    The Grantee acknowledges that the Grantee is subject to the Company’s policies regarding compliance with securities laws, including but not limited to its Securities Trading Policy (as in effect from time to time and any successor policies), and, pursuant to these policies, if the Grantee is on the Company’s insider list, the Grantee shall be required to obtain pre-clearance from the Company’s Chief Legal Officer prior to purchasing or selling any of the Company’s securities, including any shares issued upon vesting of the PSUs, and may be prohibited from selling such shares other than during an open trading window. The Grantee further acknowledges that, in its discretion, the Company may prohibit the Grantee from selling such shares even during an open trading window if the Company has concerns over the potential for insider trading.

8.    Limitation on Obligations

The Company’s obligation with respect to the PSUs  granted hereunder is limited solely to the delivery to the Grantee of shares of Common Stock on the date when such shares are due to be delivered hereunder, and in no way shall the Company become obligated to pay cash in respect of such obligation, except as otherwise expressly provided for herein.  This Award shall not be secured by any specific assets of the Company or any of its subsidiaries, nor shall any assets of the Company or any of its subsidiaries be designated as attributable or allocated to the satisfaction of the Company’s obligations under this Agreement.

9.    No Effect on Company Actions

Notwithstanding any term or provision hereof to the contrary, the existence of the award, or of any outstanding PSUs awarded hereunder, shall not affect in any manner the right, power or authority of the Company to make, authorize or consummate: (i) any or all adjustments, recapitalizations, reorganizations, stock splits, stock dividends, combination of shares or other changes in the Company’s capital structure or its business, (ii) any merger, consolidation or similar transaction by or of the Company, (iii) any offer, issue or sale by the Company of any capital stock of the Company, including any equity or debt securities, or preferred or preference stock that would rank prior to or on parity with the PSUs and/or that would include, have or possess other rights, benefits and/or preferences superior to those that the PSUs include, has or possesses, or any warrants, options or rights with respect to any of the foregoing, (iv) the dissolution or liquidation of the Company, (v) any sale, transfer or assignment of all or any part of the stock, assets or business of the Company or (vi) any other corporate transaction, act or proceeding (whether of a similar character or otherwise).

10.    Forfeiture and Company Right to Recover Fair Market Value of Shares Received Pursuant to PSUs

The parties acknowledge and agree that this Award and any proceeds or value received as a result of vesting of this Award shall be subject to the terms of the Company’s executive compensation recovery (or “clawback”) policy provided for in the

Company’s Code of Business Conduct and Ethics, currently in place and as such policy may be amended from time to time or any other clawback policy as may be adopted by the Company’s Board of Directors from time-to-time.

11.    Non-Competition Covenant.

The Grantee’s acceptance of the Award covered by this Agreement shall constitute an agreement between the Grantee and the Company that, until the end of the twelve (12) month period following the termination of the Grantee’s employment with the Company (the “Prohibited Term”), whether voluntarily or involuntarily, the Grantee may not accept employment with, consult for, serve as an independent contractor for or make a greater than 1% investment in any Competing Business or any entity that has any material investment or interest in any Competing Business.  If the Company determines that the Grantee has violated the terms of this Section 7, it shall be entitled to recover the value of all PSUs that vested in the previous twelve (12) months.
“Competing Business” means (i) any merchandising vendor who has engaged in business with the Company within the last 12 months as of the date of Employee’s termination or (ii) any company, entity, business or other endeavor, including its affiliated Internet and digital entities, that are in competition with the Company in the field of television retailing or internet/digital retailing including, without limitation, QVC, EVINE (f/k/a Shop HQ), or World Shopping Source (aka WSS), or Jewelry Television, aka America’s Collectibles Network, Inc., or ACNTV, as well as any company which subsequently enters the field of television retailing as its primary business, or any other field the Company becomes engaged in at any time during the Prohibited Term which companies could change from time to time.

12.    Compliance with Laws; Securities Law Compliance.

Upon vesting (or partial vesting) of the PSUs granted hereunder, Grantee shall make such representations and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company to issue or transfer the shares of Common Stock in compliance with the provisions of applicable federal or state securities laws. No shares of Common Stock shall be issued upon vesting of a PSU granted hereunder unless and until the Company is satisfied, in its sole discretion, that there has been compliance with all legal requirements applicable to the issuance of such PSU Shares.

13.	Notices

All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by facsimile, overnight courier, or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Grantee: at the address last provided by the Grantee to the Company’s Human Resources Department.

If to the Company:            HSN, Inc.
1 HSN Drive
St. Petersburg, FL 33729
Attention:  Chief Legal Officer
Facsimile:  (727) 872-1000

or to such other address or facsimile number as any party shall have furnished to the other in writing in accordance with this Section 13. Notice and communications shall be effective when actually received by the addressee.  Notwithstanding the foregoing, the Grantee consents to electronic delivery of documents required to be delivered by the Company under the securities laws.

14.	Effect of Agreement

Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company.

15.	Laws Applicable to Construction; Consent to Jurisdiction

The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of

Delaware. In addition to the terms and conditions set forth in this Agreement and the Award Summary, the PSUs are subject to the terms and conditions of the Plan, which are hereby incorporated by reference.

Any and all disputes arising under or out of this Agreement, including without limitation any issues involving the enforcement or interpretation of any of the provisions of this Agreement, shall be resolved by the commencement of an appropriate action in the state or federal courts located within the County of Pinellas, State of Florida, which shall be the exclusive jurisdiction for the resolution of any such disputes. The Grantee hereby agrees and consents to the personal jurisdiction of said courts over the Grantee for purposes of the resolution of any and all such disputes.

16.	Severability

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

17.	Conflicts and Interpretation

Except as set forth in the last sentence of Section 1(a) above, in the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.

In the event of any (i) conflict between the Award Summary (or any information posted on the Morgan Stanley Stock Plan Connect System of any successor System) and this Agreement, the Plan and/or the books and records of the Company, or (ii) ambiguity in the Award Summary (or any information posted on the Morgan Stanley Stock Plan Connect System), this Agreement, the Plan and/or the books and records of the Company, as applicable, shall control.

18.	Amendment

The Company may modify, amend or waive the terms of the Award, prospectively or retroactively, but no such modification, amendment or waiver shall impair the rights of the Grantee without his or her consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules.  The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

19.	Headings

The headings of paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

20.	Counterparts

This Agreement may be executed in counterparts, which together shall constitute one and the same original.
21.    Data Protection

The Grantee authorizes the release from time to time to the Company (and any of its subsidiaries or affiliated companies) and to the Agent (together, the “Relevant Companies”) of any and all personal or professional data that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”).  Without limiting the above, Grantee permits his or her employing company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of the Plan and/or this Agreement and/or to implement or structure any further grants of equity awards (if any)).  Grantee hereby authorizes the Relevant Information to be transferred to any jurisdiction in which the Company, his or her employing company or the Agent considers appropriate.  Grantee shall have access to, and the right to change, the Relevant Information.  Relevant Information will only be used in accordance with applicable law.

22.    Section 409A

The Parties agree that this Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is exempt from, or, if that is not possible, then compliant with the requirements of Section 409A of the Code (“Section 409A”) and applicable Internal Revenue Service guidance and Treasury Regulations issued there under (and any applicable transition relief under Section 409A). Nevertheless, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Grantee acknowledges that she is responsible under U.S federal income tax law for any taxes, penalties, and interest imposed due to the failure of any payments hereunder to comply with Section 409A. Any right to a series of installment payments under this Agreement shall, for purposes of Section 409A, be treated as a right to a series of separate payments.

Additionally, notwithstanding anything in this Agreement to the contrary, any separation payments under this Agreement (to the extent that they constitute “deferred compensation” under Section 409A and applicable regulations), and any other amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A and that would otherwise be payable or distributable hereunder by reason of Grantee’s termination of employment, will not be payable or distributable to Grantee by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A and applicable regulations (without giving effect to any elective provisions that may be available under such definition). If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service.”

In the event that Grantee is deemed a “specified employee” (as described in Section 409A), and any payment or benefit payable pursuant to this Agreement constitutes deferred compensation under Section 409A and would otherwise be payable upon Grantee’s “separation from service” (as described in Section 409A), then no such payment or benefit shall be made before the date that is six (6) months after Grantee’s “separation from service” (or, if earlier, the date of Grantee’s death). Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

IN WITNESS WHEREOF, as of the date first above written, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer. Electronic acceptance of this Agreement pursuant to the Company’s instructions to Grantee (including through an online acceptance process managed by the Agent) is acceptable.

HSN, INC.

By:
Maria Martinez
Chief Human Resources Officer